AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
     ON JANUARY 24, 1996                           REGISTRATION NO. 33-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                           ---------------------------


                               GRAHAM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                    16-1194720
     (STATE OR OTHER JURISDICTION OF                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION                    IDENTIFICATION NO.)


                               GRAHAM CORPORATION
                               20 Florence Avenue
                                Batavia, NY 14020
                                 (716) 343-2216
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
      INCLUDING AREA CODE, OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           ---------------------------



                           WILLIAM A. SMITH, JR., ESQ.
                                 GENERAL COUNSEL
                               GRAHAM CORPORATION
                               20 Florence Avenue
                                Batavia, NY 14020
                                 (716) 343-2216

                           ---------------------------


                                 WITH COPIES TO:

                             W. EDWARD BRIGHT, ESQ.
                             THACHER PROFFITT & WOOD
                              2 World Trade Center
                               New York, NY 10048
                                 (212) 912-7435
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |_|
                           ---------------------------


                         CALCULATION OF REGISTRATION FEE
================================================================================
Title of Each                     Proposed      Proposed
Class of                          Offering      Maximum          Amount of
Securities         Amount to be   Price Per     Aggregate        Registration
to be Registered   Registered     Unit(1)       Offering Price   Fee

--------------------------------------------------------------------------------
Common Stock....     2,223        $15.5625      $34,595.44         $100.00
================================================================================

(1) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to which shares are considered to be offered at the average of the high and low sale price of Graham Corporation common stock on January 22, 1996, as reported on the American Stock Exchange. The registration fee herewith is $100.00, the minimum amount specified by Section 6(b) of the Securities Act.

         The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                               GRAHAM CORPORATION
                                 ---------------

                              CROSS REFERENCE SHEET


              Registration Statement
                CAPTION HEADINGS                        LOCATION IN PROSPECTUS
1. Forepart of the Registration
   Statement and Outside Front Cover
   Page of Prospectus...........................     Outside Front Cover Page of
                                                     Prospectus
2. Inside Front and Outside Back
   Coverage Pages of Prospectus.................     Inside Front and Outside
                                                     Back Cover Pages of
                                                     Prospectus
3. Summary Information, Risk Factors
   and Ratio of Earnings to Fixed
   Charges......................................     Prospectus Summary;
                                                     Available Information; Risk
                                                     Factors
4. Use of Proceeds..............................     Prospectus Summary; Use of
                                                     Proceeds
5. Determination of Offering Price..............     Not Applicable
6. Dilution.....................................     Not Applicable
7. Selling Security Holders.....................     Not Applicable
8. Plan of Distribution.........................     Outside Front Cover Page of
                                                     Prospectus; Plan of
                                                     Distribution
9. Description of Securities to Be
   Registered...................................     Not Applicable
10.Interest of Named Experts and
   Counsel......................................     Not Applicable
11.Material Changes.............................     Not Applicable
12.Incorporation of Certain
   Information By Reference.....................     Incorporation of Certain
                                                     Documents By Reference
13.Disclosure of Commission Position
   on Indemnification for Securities
   Act Liabilities..............................     Not Applicable

                  SUBJECT TO COMPLETION, DATED JANUARY 24, 1996
Prospectus

                                  2,223 Shares

                               GRAHAM CORPORATION

                                  COMMON STOCK




         2,223 shares of the common stock, par value $.10 per share (the "Common Stock"), of Graham Corporation ("Graham" or the "Company") (such shares being referred to as the "Shares") are being registered by Graham Corporation on behalf of Webco Industries, Inc. ("Webco"). The Common Stock of Graham is listed on the American Stock Exchange under the symbol "GHM." On January 22, 1996, the reported last sale price of the Common Stock on the American Stock Exchange Composite Transactions Tape was $15.50 per share. Any sales of the Shares will be at market prices (plus customary or negotiated brokerage commissions) prevailing at the time of sale in transactions consummated on the floor of the American Stock Exchange (the "AMEX") and at negotiated prices related to the market price in the case of transactions off the floor of the AMEX in privately negotiated transactions.

         SEE "RISK FACTORS" ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY INVESTORS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

              ----------------------------------------------------

                                     , 1996

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Graham has filed with the Securities and Exchange Commission (the "Commission"), pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), an Annual Report on Form 10-K for the fiscal year ended December 31, 1994, a Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, a Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 and a Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, which are hereby incorporated by reference in and made a part of this Prospectus. In addition, Graham has filed with the Commission pursuant to
Section 12 of the Exchange Act, a registration statement on Form S-14 dated March 7, 1983 which is hereby incorporated by reference in and made a part of this Prospectus.

         All documents hereafter filed by the Company with the Commission, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining to be sold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST DIRECTED TO WILLIAM A. SMITH, JR., GENERAL COUNSEL, GRAHAM CORPORATION, 20 FLORENCE AVENUE, BATAVIA, NEW YORK 14020, TELEPHONE: 716-343-2216.

                              AVAILABLE INFORMATION

         Graham Corporation is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copies may be obtained at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the northeast regional office of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

         Graham Corporation has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common

Stock offered hereby. This Prospectus does not contain all of the information in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein and filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document or other document filed as an exhibit to the Registration Statement, each being qualified in all respects by such reference. For further information with respect to Graham Corporation and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

         Graham Corporation was incorporated in 1983 under the laws of the State of Delaware. Graham Corporation is the successor to Graham Manufacturing Co., a corporation organized under the laws of the State of New York in 1936, which is now a wholly-owned subsidiary of Graham Corporation. Graham's executive offices are located at 20 Florence Avenue, Batavia, New York 14020, telephone number
(716) 343-2216.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

Use of Proceeds

         The Company will not directly receive any proceeds from the issuance of the Shares. The Shares are being issued to Webco pursuant to a Settlement Agreement and Release, dated October 6, 1995, between Webco and Graham (the "Settlement"). Pursuant to the Settlement, Webco is required to account to Graham the results of all sales of the Shares within 15 days of each sale and 15 days of the final sale of the Shares. If the net proceeds from the sale of the Shares (i.e., sales price less applicable transaction costs such as broker fee, commissions, charges, etc.) total less than $35,000, Graham is required to pay to Webco the difference between such net proceeds and $35,000 within 15 days of the receipt of the accounting described above. If such net proceeds exceed $35,000, Webco shall pay to Graham the excess of the net proceeds over $35,000. See "Plan of Distribution."

Plan of Distribution

         The Company has been informed by Webco that the Shares will not be sold by Webco in any prearranged plan of distribution. The price and manner of sale will be in the sole discretion of Webco. Any sales will be at market prices prevailing at the time of sale in the case of transactions on the floor of the American Stock Exchange and at negotiated prices related to the market price in the case of transactions off the floor of the American Stock Exchange in privately negotiated transactions. See "Plan of Distribution."

                                  RISK FACTORS

         PROSPECTIVE INVESTORS OF THE SHARES OFFERED HEREIN SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

         CONCENTRATION OF CUSTOMERS IN CYCLICAL INDUSTRIES. Historically, almost all of the Company's revenues have been derived from sales to corporations in the chemical, petrochemical, petroleum refining and electrical power generating industries. Corporations in these industries have historically experienced cyclical periods of construction and expansion of their plants and facilities. Currently, in the United States, these industries are experiencing a protracted cycle of little expansion of existing facilities. For example, no new major petroleum refining facilities have been constructed in the United States in 20 years. Demand for the Company's products has increasingly come from the construction of new facilities outside the United States and from the upgrading of existing facilities within the United States. While the Company believes that demand for its products will increase, there can be no assurance that the Company will be successful in its efforts to continue to supply a greater portion of revenues from outside the United States or that the cyclical downturn in the industries of the Company's customers will not continue.

         FLUCTUATION OF FINANCIAL RESULTS. The Company's revenues and operating results could fluctuate significantly from period to period. Given the relatively large sales price of the Company's products, a limited number product orders may account for a substantial portion of revenues in any particular period. Revenues and all related costs on short-term contracts are accounted for on the completed contracts method and included in income upon substantial completion or shipment to the customer. Profit margin may vary materially from product to product. As a result of these and other factors, the Company could experience significant fluctuations in revenues and operating results in future periods.

         TECHNOLOGICAL OBSOLESCENCE. Because technology in the heat transfer area is well established, new technologies affect earnings only marginally. The Company believes that its future success will depend in part upon its ability to enhance existing products and to develop and manufacture new products that meet new demands from its customers. The failure to introduce new or enhanced products on a timely and cost-competitive basis could have a material adverse effect on the Company's financial condition and results of operation.

         COMPETITIVE MARKETPLACE. The markets in which the Company operates are composed of other global and regional competitors, some of which may have greater financial, engineering, manufacturing or other resources than the Company. While the Company believes that in the manufacture of steam jet ejectors it is a leading manufacturer, the Company gathers a small percentage of the market share in its other product areas. There can be no assurance that the Company will have sufficient resources to continue as a leading manufacturer of steam jet ejectors or that it will be successful in capturing additional market share.

         STOCKHOLDER RIGHTS PLAN. The Company has adopted a Stockholder Rights Plan whereby a one share purchase right is attached to each outstanding share of Common Stock. The adoption of the Stockholder Rights Plan, which provides flexibility in connection with a possible acquisition, could adversely effect, among other things, the rights of existing stockholders, or could have the effect of deferring, delaying or preventing a change in control of the Company, without further action by the stockholders. See "Description of Capital Stock--Stockholder Rights Plan."

         ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation (the "Certificate of Incorporation") and By-laws contain certain provisions that may discourage potential takeover attempts that are not negotiated with the Company's Board of Directors. As a result, these provisions may have the effect of precluding takeover attempts that shareholders deem to be in their best interests, or in which shareholders might otherwise have received a substantial premium for their shares over the then-current market price, as well as making it more difficult for shareholders to acquire majority representation on the Board of Directors. See "Description of Capital Stock--Anti-Takeover Provisions."

         RELIANCE ON UNPATENTED PROPRIETARY KNOW-HOW AND TRADE SECRETS. The Company also relies on unpatented proprietary know-how and trade secrets, and employs various methods, including confidentiality agreements with employees and consultants, to protect its trade secrets and know-how. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such trade secrets and know-how or obtain access thereto. Furthermore, no assurance can be given that claim or litigation asserting infringement of intellectual property rights will not be initiated in the future seeking damages or an injunction against the sale of the Company's products or that the Company would prevail in any such litigation. Any such litigation could be protracted and costly and could have a material adverse effect on the Company's business and results of operations regardless of its outcome.

                                 USE OF PROCEEDS

         Graham issued the Shares to Webco on January 18, 1995, pursuant to the Settlement. Upon registration of the Shares, the Shares may be sold at such time and in such a manner as Webco determines in its sole discretion, subject to certain restrictions set forth in the Settlement. See "Plan of Distribution." Pursuant to the Settlement, Webco is required to account to Graham the results of all sales of the Shares within 15 days of each sale and 15 days of the final sale of the Shares. If the net proceeds from the sale of the Shares (i.e., sales price less applicable transaction costs such as broker fee, commissions, charges, etc.) total less than $35,000, Graham is required to pay to Webco the difference between such net proceeds and $35,000 within 15 days of the receipt of the accounting described above. If such net proceeds exceed $35,000, Webco shall pay to Graham the excess of the net proceeds over $35,000. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         The Company has been informed by Webco that the Shares will not be sold by Webco in any prearranged plan of distribution. Any sales will be at market prices prevailing at the time of sale in transactions consummated on the floor of the American Stock Exchange or at negotiated prices related to the market price in the case of transactions off the floor of the American Stock Exchange in privately negotiated transactions. The price and timing of sale will be in the sole discretion of Webco. Webco, and any brokers or dealers effecting sales on its behalf, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. No payment of any underwriting commission or discounts in connection with any sales of the Shares is expected other than customary brokerage commissions. The Settlement provides that Webco shall not attempt to sell more than 500 Shares per week.

                                  LEGAL MATTERS

         The legality of the securities being offered by this Prospectus is being opined upon for the Company by Thacher Proffitt & Wood, New York, New York.

                                     EXPERTS

         The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP and Price Waterhouse LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

========================================     ===================================


         No dealer,  salesperson  or any
other person has been authorized to give
any   information   or   to   make   any
representations    other    than   those
contained   in   this    Prospectus   in                2,223 SHARES
connection   with  the  offer  contained
herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

           ____________________                            [LOGO]

            TABLE OF CONTENTS

                                   PAGE

Incorporation of Certain
  Documents by Reference...........   1
Available Information..............   1
Prospectus Summary.................   3
Risk Factors.......................   4
Use of Proceeds....................   6
Plan of Distribution...............   6
Legal Matters......................   6
Experts............................   6



                                                    GRAHAM CORPORATION



                                                       COMMON STOCK



                                                       _____________

                                                        PROSPECTUS
                                                             ,1996
                                                       _____________


=======================================     ====================================

                                     PART II

                     Information Not Required In Prospectus

Item 14.          Other Expenses of Issuance and Distribution.

                  The following table sets forth the costs and expenses, other than Underwriting Discounts and Commission, payable by the Company in connection with the sale of the Common Stock offered hereby. All amounts are estimates except the registration fee.

                                                 Amount to
               NAME                               be Paid
               ----                              ---------
        SEC Registration Fee                     $       12
        Legal Fees and Expenses                      10,000
        Accounting Fees and Expenses                  6,000
        Blue Sky Fees and Expenses                        0
        Miscellaneous Expenses                            0
                                                 ----------
                     Total                       $   16,012

Item 15.     Indemnification of Officers and Directors.

             Section 145 of the Delaware General Corporation Law ("DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

             Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

             Article 14 of the Certificate of Incorporation of Graham Corporation provides that a director shall not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the Delaware Corporation Law, as amended. In addition, directors and officers of the corporation are indemnified against any liabilities incurred, including expenses incurred in defending a proceeding in advance of its final disposition, in his capacity as a director or officer to the fullest extent permitted by the Delaware Corporation Law. The rights granted pursuant to the Certificate of Incorporation are not exclusive of any rights granted by statute, agreement, vote of stockholder or disinterested directors.

Item 16.     Exhibits

    4.2 Shareholder Rights Plan of Graham Corporation (incorporated herein by reference from the Company's Current Report on Form 8-K dated February 26, 1991, as amended by Amendment No. 1 on Form 8 dated June 8, 1991.)*
    5.1      Opinion of Thacher Proffitt & Wood re: legality
   23.1      Consent of Deloitte & Touche LLP, Independent Accountants
   23.2      Consent of Price Waterhouse LLP, Independent Accountants

------------------------------------------------------
*  Previously filed with the Commission

Item 17.     Undertakings

         The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                                    Signatures


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Batavia, State of New York, on January 24, 1996.

                                                GRAHAM CORPORATION
                                                Registrant

                                                By: /S/ FREDERICK D. BERKELEY
                                                   --------------------------
                                                Frederick D. Berkeley, III
                                                Chairman of the Board, President
                                                and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                     TITLE                     DATE
           ---------                     -----                     ----

/S/ FREDERICK D. BERKELEY, III   Chairman of the Board,       January 24, 1995
--------------------------       President and Chief
Frederick D. Berkeley, III       Executive Officer/Director


/S/ J. RONALD HANSEN             Vice President-Finance       January 24, 1995
---------------------------      and Chief Financial
J. Ronald Hansen                 Officer


/S/ JERALD D. BIDLACK            Director                     January 24, 1995
----------------------------
Jerald D. Bidlack

/S/ ALVARO CADENA                Vice President/Director      January 24, 1995
---------------------------
Alvaro Cadena

/S/ PHILIP S. HILL               Director                     January 24, 1995
-----------------------------
Philip S. Hill

/S/ ROBERT L. TARNOW             Director                     January 24, 1995
-------------------------
Robert L. Tarnow

/S/ CORNELIUS S. VAN REES        Secretary/Director           January 24, 1995
-------------------------
Cornelius S. Van Rees